EXHIBIT 99

                                Press Releases



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SWVA Bancshares, Inc
(Over-the Counter: SWVB)            Contact:    B. L. Rakes, President
302 Second St., SW                              540-343-0135
Roanoke, VA 24011
                                    For Immediate Release
                                    July 26, 1996

                             SWVA BANCSHARES, INC.
                   REGULATORY APPROVAL FOR STOCK REPURCHASE

      Roanoke, Virginia--July 26, 1996--B. L. Rakes, President of SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, announced today that it had received the necessary approval from the Office of Thrift Supervision ("OTS") to repurchase up to 5% (27,160 shares) of the Corporation's Common Stock. It is anticipated that such shares of Common Stock will be purchased in open market transactions between now and October 7, 1996.

      Southwest Virginia Savings Bank, FSB is a federally chartered savings bank the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties.

      The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.

      The Corporation's Common Stock is traded over-the-counter through the National Daily Quotation System "Pinksheet" published by the National Quotation Bureau, Inc.

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                                 NEWS RELEASE

Contact:    B. L. Rakes, President & CEO
            Mary G. Staples, PFO
            (540) 343-0135

Date:       July 25, 1996


                             FOR IMMEDIATE RELEASE

            SWVA BANCSHARES, INC. ANNOUNCES FOURTH QUARTER EARNINGS

      Roanoke, Virginia, July 25, 1996: SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, Roanoke, Virginia, announced earnings for the fourth quarter of fiscal year 1996.
      The net income for the twelve months ended June 30, 1996 was $306,000 or $0.60 per share.
      Net income increased $49,000 or 158.06% from $31,000 for the three months ended June 30, 1995 to $80,000 for the three months ended June 30, 1996. The increase was due to nonrecurring gain on sale of loans and increased net interest income less increased tax provision.
      Interest income increased $13,000, or 1.08% from $1,205,000 for the three months ended June 30, 1995 to $1,218,000 for the three months ended June 30, 1996. The increase was mainly a result of the increase in the interest rates earned on adjustable rate mortgages.
      Interest expense decreased $26,000 or 3.93% from $661,000 for the three months ended June 30, 1995 to $635,000 for the three months ended June 30, 1996. The decrease was due mainly to the payoff of advances with the Federal Home Loan Bank.
      Net interest income increased by $39,000 from $544,000 for the three months ended June 30, 1995 to $583,000 for the three months ended June 30, 1996 due mainly to an increase in interest rates earned on adjustable rate mortgages and the payoff of borrowed funds.
      The Bank made no provision for credit losses for the three months ended June 30, 1996. The allowance for credit losses is $194,000. Management reviews the Bank's loan portfolio and future additions may become necessary based upon changing economic conditions, increases in the loan portfolio or changes in the

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underlying collateral of the loan portfolio.  There were no non-
performing loans on June 30, 1996.
      Non-interest income increased by $19,000, or 22.35% from $85,000 for the three months ended June 30, 1995 to $104,000 for the three months ended June 30, 1996. This was mainly the result of an increase of $20,000 on gains on loans sold in the secondary market for the three months ended June 30, 1996.
      Non-interest expense increased by $2,000, or .36% from $558,000 for the three months ended June 30, 1995 to $560,000 for the three months ended June 30, 1996.
      The Company's assets and stockholders' equity amounted to $67.0 million and $8.7 million, respectively, at June 30, 1996.
      Southwest Virginia Savings Bank, FSB is a federally chartered savings bank, the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties. The Bank has served the community since 1927.
      The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.
      SWVA Bancshares, Inc's common stock shares are listed over-the-counter through the National Daily Quotation System "Pink Sheets" under the symbol "SWVB".

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                             SWVA BANCSHARES, INC.
                 (Dollars in thousands, except per share data)

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                       For Years Ended
                                                           June 30
                                                     1996         1995
                                                         (unaudited)
Interest income                                     4,906        4,539
Interest expense                                    2,622        2,314
                                                   ------       ------
    Net interest income                             2,284        2,225
Provision for credit losses                             0            1
                                                   ------       ------
    Net interest income after
     provision for credit losses                    2,284        2,224
Noninterest income                                    455          315
Noninterest expense                                 2,242        2,045
                                                   ------       ------

    Income before income taxes                        497          494
Provision for income taxes                            191          190
                                                   ------       ------

Net Income                                         $  306          304
                                                   ======       ======

     Earnings per common share                     $ 0.60         0.57 (1)
Return on average assets                              .46%         .47%
Return on average equity                             3.51%        3.83%
Interest rate spread                                 3.27%        3.37%
Net interest margin                                  3.68%        3.65%
Noninterest expense to average assets                3.36%        3.12%

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    June 30     June 30
                                                     1996         1995
                                                        (unaudited)
Cash and investments                              $  9,103    $  3,891
Mortgage-backed and related securities               7,939       8,086
Loans held for sale                                    985         859
Loans receivable, net                               46,757      51,064
Property and equipment, net                          1,662       1,714
Other assets                                           541         651
                                                    ------      ------
    Total assets                                   $66,997      66,265
                                                    ======      ======
Deposits                                           $57,643     $54,642
Advances FHLB                                            0       1,800
Accrued expenses and other liabilities                 669         510
Stockholders' Equity                                 8,675       9,313
                                                    ------      ------

    Total liabilities and stockholders' equity     $66,987     $66,265
                                                    ======      ======

Nonaccrual and 90 days past due loans              $     0     $    60

Total nonperforming assets                         $     0     $    60
                                                    ======      ======


Allowance for credit losses
    to nonperforming assets                            .00%     323.33%
Nonperforming loans to total loans                     .00%        .12%
Nonperforming assets to total assets                   .00%        .09%
Book value per share                                $15.97 (2)   16.32 (2)(3)


(1) Earnings per share have been determined by the weighted number of shares which would have been outstanding if the conversion had occurred on the first day of the fiscal year rather than on October 7, 1994.

(2) Book value per share has been calculated by taking Stockholders' Equity and dividing by the number of shares outstanding. Share outstanding on June 30, 1995 were 570,590. Shares outstanding on June 30, 1996 were 543,190.

(3) Book value per share was reported on periods prior to March, 1996 by taking Stockholders' Equity and dividing by the number of shares outstanding less unallocated ESOP shares. Using this calculation, the book value was $17.59 on June 30, 1995.